Exhibit (99)(1)

Articles of Restatement

of

Ohio National Fund, Inc.

Ohio National Fund, Inc., a Maryland corporation (hereinafter called the “Corporation”) herby certifies to the State Department of Assessments and Taxation of Maryland that:

1. The Corporation desires to restate its Charter as currently in effect. The Charter of the Corporation is hereby restated as follows:

FIRST: The name of the corporation is Ohio National Fund, Inc. (hereinafter the “Corporation”).

SECOND: The Corporation’s principal office in the State of Maryland is located at 2405 York Road, Suite 201, Lutherville Timonium, Maryland 21093. The name and address of its resident agent is The Corporation Trust Incorporated, 2405 York Road, Suite 201, Lutherville Timonium, Maryland 21093. Said resident agent is a Maryland corporation.

THIRD: The nature of the business or objects or purposes to be conducted, transacted, promoted or carried on by the corporation are as follows:

To operate and carry on the business of an investment company registered under the Investment Company Act of 1940, as amended, and to exercise all powers necessary and appropriate to conduct of such business.

To subscribe for, invest in, purchase or otherwise acquire, to own, hold, sell, exchange, pledge or otherwise dispose of, securities of every nature and kind, including, without limitation, all types of stocks, bonds, debentures, notes or other securities or obligations or evidences of indebtedness or ownership issued or created by any and all persons, associations, trusts or corporations, public or private, whether created, established or organized under the laws of the United States, any of the States, or any territory or district or colony or possession thereof, or under the laws of any foreign country, and also foreign and domestic government and municipal obligations, bank acceptances, commercial paper and secured call loans; to pay for the same in cash or by the issue of stock, bonds or notes of this corporation or otherwise; and while owning and holding any such securities, to exercise all the rights, powers and privileges of a stockholder or owner, including the right to transfer, assign and convey the said stock or other securities to one or more persons, firms, associations or corporations subject to voting trusts or other agreements placing in such persons voting or other powers in respect of said stocks or other securities; to borrow money, or otherwise obtain credit and to secure the same by mortgaging, pledging or otherwise subjecting as security the assets of this corporation;

To engage in any lawful act or activity for which corporations may be organized under the general corporation laws of Maryland; and to have all the powers of a corporation under the applicable corporation laws, as in effect from time to time, of the State of Maryland.

FOURTH: The total number of shares of all classes of common stock, including those previously authorized, which the corporation is authorized to issue is one billion five hundred and fifty million (1,550,000,000) shares of par value of one dollar ($1.00) per share, and an aggregate par value of one billion five hundred and fifty million dollars ($1,550,000,000). One billion five hundred and fifty million (1,550,000,000) of such shares may be issued in the following classes, each class comprising the number of shares and having the designations indicated; subject, however, to the authority herein granted to the Board of Directors to increase or decrease any such number of shares:

ON Bond Class	Twenty-five million shares
ON BlackRock Balanced Allocation Class	Twenty-five million shares
ON International Equity Class	Fifty-five million shares
ON Janus Henderson Forty Class	Fourteen million shares
ON Janus Henderson Venture Class	Eight million shares
ON Janus Henderson Enterprise Class	Six million shares
ON S&P 500® Index Class	Sixty million shares
ON S&P MidCap 400® Index Class	Forty million shares
ON BlackRock Advantage Large Cap Value Class	Thirty million shares
ON Federated High Income Bond Class	Fifteen million shares
ON Nasdaq-100® Index Class	Thirty million shares
ON BlackRock Advantage Large Cap Core Class	Twenty million shares
ON BlackRock Advantage Small Cap Growth Class	Ten million shares
ON BlackRock Advantage Large Cap Growth Class	Seven million shares
ON Risk Managed Balanced Class	Forty-five million shares
ON iShares Managed Risk Balanced Class	One hundred seventy million shares
ON iShares Managed Risk Moderate Growth Class	One hundred twenty million shares
ON iShares Managed Risk Growth Class	One hundred million shares
ON Janus Henderson U.S. Low Volatility Class	One hundred seventy million shares
ON Federated Core Plus Bond Class	Ninety million shares
ON Conservative Model Class	Ten million shares
ON Moderately Conservative Model Class	Thirty million shares
ON Balanced Model Class	One hundred fifty million shares
ON Moderate Growth Model Class	Two hundred sixty million shares
ON Growth Model Class	Sixty million shares

The Board of Directors of the corporation is authorized, from time to time, by resolution, to classify or reclassify unissued shares of the stock of the corporation, into one or more classes that are or may be established or designated from time to time, by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms and conditions of redemption of such stock, and to increase or decrease the number of authorized shares of any class, but the number of shares or any class shall not be reduced by the Board of Directors below the number of shares thereof then outstanding and the total number of authorized shares shall not be increased above the number of shares authorized in the corporation’s charter except by amendment thereto.

Without limiting the generality of the forgoing (i) the corporation may hold as treasury shares, reissue for such consideration and on such terms as the Board of Directors may determine, or cancel, at its discretion from time to time, any shares of any class reacquired by the corporation; and (ii) the dividends and distributions of investment income and capital gains with respect to the stock of the corporation and with respect to each class that may hereafter be created shall be in such amount as may be declared from time to time by the Board of Directors, and such dividends and distributions may vary from class to class to such extent and for such purposes as the Board of Directors may deem appropriate, and including but not limited to, the purpose of complying with requirements of regulatory authorities.

FIFTH: (1) The establishment and designation of any class of shares in addition to these established and designated in Section FOURTH (2) shall be effective upon (i) the authorization of such class by vote of a majority of the Board of Directors, including the establishment and designation of the preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions or redemption of such class and (ii) the filing for record of the articles supplementary required by Section 2-208 of the Maryland General Corporation Law with the State Department of Assessments and Taxation of Maryland. At any time when there are no shares outstanding or subscribed for a particular class previously established and designated by the Board of Directors, the class may be liquidated by similar means.

(2) Without limiting the authority set forth herein of the Board of Directors to establish and designate any further classes there are hereby established and designated twenty-five classes of stock to be known as: ON Bond Class, ON BlackRock Balanced Allocation Class, ON BlackRock Advantage International Equity Class, ON Janus Henderson Forty Class, ON Janus Henderson Venture Class, ON Janus Henderson Enterprise Class, ON S&P 500® Index Class, ON S&P MidCap 400® Index Class, ON BlackRock Advantage Large Cap Value Class, ON Federated High Income Bond Class, ON Nasdaq-100® Index Class, ON BlackRock Advantage Large Cap Core Class, ON BlackRock Advantage Small Cap Growth Class, ON BlackRock Advantage Large Cap Growth Class, ON Risk Managed Balanced Class, ON iShares Managed Risk Balanced Class, ON iShares Managed Risk Moderate Growth Class, ON iShares Managed Risk Growth Class, ON Janus Henderson U.S. Low Volatility Class, ON Federated Core Plus Bond Class, ON Conservative Model Class, ON Moderately Conservative Model Class, ON Balanced Model Class, ON Moderate Growth Model Class, and ON Growth Model Class. The shares of said classes and any shares of any further classes that may from time to time be established and designated by the Board of Directors (unless provided otherwise by the Board of Directors with respect to such further classes at the time of establishing and designating such further classes) shall have the following relative preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption:

(a)	Assets Belonging to a Class. All consideration received by the corporation for the issue or sale of shares of a particular class, together with all assets in which such consideration is invested or reinvested, all income, earnings, profits, and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation of such assets, and any funds or payments derived from the sale, exchange or liquidation of such assets, and any funds or payments derived from any reinvestment of such proceeds in whatever form the same may be, shall irrevocably belong to that class for all purposes, subject only to the rights of creditors, and shall be so recorded upon the books and accounts of the corporation. Such consideration, assets, income, earnings, profits, and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation of such assets, and any funds or payments derived from any reinvestments of such proceeds, in whatever form the same may be, together with any General Items allocated to that class as provided in the following sentence, are herein referred to as “assets belonging to” that class. In the event that there are any assets income, earnings, profits, and proceeds thereof, funds or payments which are not readily identifiable as belonging to any particular class (collectively “General Items”), such General Items shall be allocated by or under the supervision of the Board of Directors to and among any one or more of the classes established and designated from time to time in such manner and on such basis as the Board of Directors, in its sole discretion, deems fair and equitable, and any General Items so allocated to a particular class shall belong to that class. Each such allocation by the Board of Directors shall be conclusive and binding for all purposed.

(b)	Liabilities Belonging to a Class. The assets belonging to each particular class shall be charged with the liabilities of the corporation in respect of that class and all expenses, costs, charges or reserves of the corporation in respect of that class and all expenses, costs, charges and reserves attributable to that class, and any general liabilities, expenses, costs, charges or reserves of the corporation which are not readily identifiable as belonging to any particular class shall be allocated and charged by or under the supervision of the Board of Directors to and among any one or more of the classes established and designated from time to time in such manner and on such basis as the Board of Directors, in its sole discretion, deems fair and equitable. The liabilities, expenses, costs, charges and reserves allocated and so charged to a class are herein referred to as “liabilities belonging to” that class. Each allocation of liabilities, expenses, costs, charges and reserves by the Board of Directors shall be conclusive and binding for all purposes.

(c)	Income Belonging to a Class. The Board of Directors shall have full discretion, to the extent not inconsistent with the Maryland General Corporation Law and the Investment Company Act of 1940 (“the 1940 Act”) to determine: (i) which items shall be treated as income and which items as capital; and (ii) “income belonging to” a class which income shall include all income, earnings and profits derived from assets belonging to that class, less any expenses, costs, charges or reserves belonging to that class, for the relevant time period. Each such determination and allocation shall be conclusive and binding.

(d)	Dividends. Dividends and distributions on shares of a particular class may be declared and paid with such frequency, in such form and in such amount as the Board of Directors may from time to time determine. Dividends may be declared daily or otherwise pursuant to a standing resolution or resolutions adopted only once or with such frequency as the Board of Directors may determine, after providing for actual and accrued liabilities belonging to that class.

All dividends on shares of a particular class shall be paid only out of the income belonging to that class and capital gains distributions on shares of a particular class shall be paid only out of the capital gains belonging to that class. All dividends and distributions on shares of a particular class shall be distributed pro rata to the holders of that class in proportion to the number of shares of that class held by such holders at the date and time of record established for the payment of such dividends or distributions, except that in connection with any dividend or distribution program or procedure the Board of Directors may determine that no dividend or distribution shall be payable on shares as to which the shareholder’s purchase order and/or payment have not been received by the time or times established by the Board of Directors under such program or procedure.

The Board of Directors shall have the power, in its sole discretion, to distribute in any fiscal year as dividends, including dividends designated in whole or in part as capital gains distributions, amounts sufficient, in the opinion of the Board of Directors, to enable the corporation to qualify as a regulated investment company under the Internal Revenue Code of 1954, as amended, or any successor or comparable statute thereto, and regulations promulgated thereunder. However, nothing in the foregoing shall limit the authority of the Board of Directors to make distributions greater than or less than the amount necessary to qualify as a regulated investment company.

Dividends and distributions may be paid in cash, property or shares, including authorized but unissued shares or treasury shares, or a combination of any of the foregoing, as determined by the Board of Directors or pursuant to any program that the Board of Directors may have in effect at the time. Any such dividend or distribution paid in shares will be paid at the current net asset value thereof as defined in subsection FOURTH: (2)(h).

(e)	Liquidation. In the event of the liquidation of the corporation or of a particular class, the shareholder of each class that has been established and designated and is being liquidated shall be entitled to receive, as a class, when and as declared by the Board of Directors, the excess of the assets belonging to that class over the liabilities belonging to that class. The holders of shares of any class shall not be entitled thereby to any distribution upon liquidation of any other class. The assets so distributable to the shareholders of any particular class shall be distributed among such shareholders in proportion to the number of shares of that class held by them and recorded on the books of the corporation. The liquidation of any particular class in which there are shares then outstanding may be authorized by vote of a majority of the Board of Directors then in office, subject to the approval of a majority of the outstanding securities of that class, as defined in the 1940 Act. In the event that there are any general assets not belonging to any particular class of stock and available for distribution, such distribution shall be made to holders of stock of various classes in such proportion as the Board of Directors determines to be fair and equitable, and such determination by the Board of Directors shall be final.

(f)	Voting. On each matter submitted to a vote of the shareholders, each holder of a share shall be entitled to one vote for each share standing in his name on the books of the corporation, irrespective of the class thereof, and all shares of all classes shall vote as a single class (“Single Class Voting”); provided, however, that (i) as to any matter with respect to which a separate vote of any class is required by the 1940 Act or by the Maryland General Corporation Law, such requirement as to a separate vote by that class shall apply in lieu of Single Class Voting as described above; (ii) in the event that the separate vote requirements referred to in (i) above apply with respect to one or more classes, then subject to (iii) below, the shares of all other classes shall vote as a single class; and (iii) as to any matter which does not affect the interest of a particular class, only the holders of shares of the one or more affected classes shall be entitled to vote.

(g)	Redemption by Shareholder. Each holder of shares of a particular class shall have the right at such times and on such terms and conditions as may be permitted by the corporation to require the corporation to redeem all or any part of his shares of that class at a redemption price per share equal to the net asset value per share of that class next determined (in accordance with subsection FOURTH: (2)(h)) after the shares are properly tendered for redemption, less such redemption charge as is determined by the Board of Directors, which redemption charge shall not exceed one percent (1%) of said net asset value per share. Payment of the redemption price shall be in cash; provided, however, that if the Board of Directors determines, which determination shall be conclusive, that conditions exist which make payment wholly in cash unwise or undesirable, the corporation may make payment wholly or partly in securities or other assets belonging to the class of which the shares being redeemed are part at the value of such securities or assets used in such determination of net asset value.

Notwithstanding the foregoing, the corporation may postpone payment of the redemption price and may suspend the right of the holders of shares of any class to require the corporation to redeem shares of that class during any period or at any time when and to the extent permissible under the 1940 Act.

(h)	Net Assets Value Per Share. The net asset value per share of any class shall be the quotient obtained by dividing the value of the net assets of that class (being the value of the assets belonging to that class less the liabilities belonging to that class) by the total number of shares of that class outstanding.

The Board of Directors may determine to maintain the net asset value per share of any class at a designated constant dollar amount and in connection therewith may adopt procedures not inconsistent with the 1940 Act for the continuing declarations of income attributable to that class as dividends payable in additional shares of that class at the designated constant dollar amount and for the handling of any losses attributable to that class.

(i)	Equality. All shares of each particular class shall represent an equal proportionate interest in the assets belonging to that class (subject to the liabilities belonging to that class), and each share of any particular class shall be equal to each other share of that class. The Board of Directors may from time to time divide or combine the shares of any particular class into a greater or lesser number of shares of that class without thereby changing the proportionate beneficial interest in the assets belonging to that class or in any way affecting the rights of shares of any other class.

(j)	Conversion of Exchange Rights. Subject to compliance with the requirements of the 1940 Act, the Board of Directors shall have the authority to provide that holders of shares of any class shall have the rights to convert or exchange said shares into shares of one or more other classes of shares in accordance with such requirements and procedures as may be established by the Board of Directors.

(k)	Fractional Shares. The corporation may issue, sell, redeem, repurchase, and otherwise deal in and with shares of its capital stock of all or any classes in fractional denominations to the same extent as its whole shares, and shares in fractional denominations shall be shares of capital stock of all and any classes having proportionately to the respective fractions represented thereby all the rights of whole shares of all and any class, including, without limitation, the right to vote, the right to receive dividends and distributions, and the right to participate upon liquidation of the corporation, provided that the issue of shares in fractional denominations or certificates therefore of all or any class shall be limited to such transactions and be made upon such terms as may be fixed by or under authority of the by-laws.

SIXTH: The following additional provisions not inconsistent with law are hereby established for the management, conduct, and regulation of the business and affairs of the corporation, and for creating, limiting, defining and regulating the powers of the corporation and of its directors and shareholders:

(1)	Custody of Assets. Assets of this corporation may be held by or deposited with a bank or trust company or other organization as custodian, pursuant to such requirements as may be prescribed from time to time by the Board of Directors or the by-laws.

(2)	Limitations on Borrowing. The by-laws of this corporation, as from time to time amended, may prescribe limitations upon the borrowing of money and pledging of assets by this corporation.

SEVENTH: Meetings of stockholders may be held inside or outside the State of Maryland, if the by-laws so provide. The books of the corporation may be kept (subject to any provisions of law) inside or outside the State of Maryland at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the corporation. Elections of directors need not be by ballot unless the by-laws of the corporation shall so provide.

EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now hereafter prescribed by law, and all rights conferred upon stockholders herein are granted subject to this reservation.

NINTH: The original by-laws of the corporation shall be adopted by the initial directors. Thereafter the Board of Directors shall have power to make, alter or repeal by-laws except as the by-laws from time to time in effect may require stockholder action for adoption, alteration or repeal of particular by-law provisions.

2. The restatement of the Charter of the Corporation herein made was approved by a majority of the entire Board of Directors of the Corporation.

3. The provisions set forth in the above articles of restatement (the “Articles of Restatement”) are all of the provisions of the corporation’s Charter currently in effect.

4. The Charter of the Corporation is not amended by the Articles of Restatement.

5. The corporation’s current principal office in the State of Maryland is located at 2405 York Road, Suite 201, Lutherville Timonium, Maryland 21093. The name and post office address of its resident agent is The Corporation Trust Incorporated, 2405 York Road, Suite 201, Lutherville Timonium, Maryland 21093. Said resident agent is a Maryland Corporation.

6. The corporation currently has five (5) directors; the directors currently in office are Lawrence Grypp, Geoffrey Keenan, Madeleine W. Ludlow, John J. Palmer and George Vredeveld.

Wherefore, Ohio National Fund, Inc. has caused these Articles of Restatement to be executed in Montgomery, Ohio, by its authorized officers this 3rd day of June, 2020.

OHIO NATIONAL FUND, INC.

By:	/s/ Michael J. DeWeirdt	Attest:	/s/ Kimberly A. Plante
	Michael J. DeWeirdt, President		Kimberly A. Plante, Secretary

STATE OF OHIO	)

	)	ss.

COUNTY OF HAMILTON	)

I hereby certify that on the 3rd day of June, 2020 before me, the subscriber, a Notary Public of the State of Ohio in and for the County aforesaid, personally appeared Michael J. DeWeirdt, President of Ohio National Fund, Inc., a Maryland corporation, and acknowledged the foregoing Articles of Restatement to be the act and deed of said corporation, and that the matters set forth in said Articles of Restatement with respect to authorization and approval are true to the best of his knowledge, information and belief.

WITNESS my hand and Notarial Seal the day and year last above written

/s/ Mary Carol McMahan
Notary Public